UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 30, 2020, the Stockholder Group issued the following press release:

Privet Fund and UPG Enterprises Announce the Election of Three Nominees to Synalloy’s Board of Directors Based on Preliminary Meeting Results

Stockholder Group Has Catalyzed a Significant Refreshment of the Board

The Addition of Nominees Ben Rosenzweig, Chris Hutter and John P. Schauerman to the Board Marks the Beginning of the Road to Transforming Synalloy Into a Best-in-Class Industry Leader

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, “Privet”) and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the “Stockholder Group” or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the “Company”), today commented on the preliminary results of the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Based on preliminary voting results provided by their proxy solicitor, Saratoga Proxy Consulting LLC, Privet and UPG have sufficient votes to elect three nominees – Ben Rosenzweig, Chris Hutter and John P. Schauerman – to Synalloy’s eight-member Board of Directors (the “Board”).

Ben Rosenzweig, Partner at Privet, commented:

“We are pleased that Privet was able to play a central role in catalyzing a significant and needed refreshment of Synalloy’s Board. By partnering with UPG, we have been able to refresh upwards of 40% of the Board and ensure that major stockholder representatives have a strong voice in the future direction of the Company. Our efforts have also ensured that the Board will now include individuals with significant industrial manufacturing experience, metals and steel expertise, capital allocation and transaction acumen, and successful public company board tenures. Chris, John and I look forward to collaborating with the incumbent directors to strengthen Synalloy and prioritize the best interests of stockholders. We are confident this is just the first step toward our goal of transforming Synalloy into a best-in-class industry leader.”

Chris Hutter, Co-Founder at UPG, commented:

“Stockholders have sent a clear message that they want a new day at Synalloy. Now that the election contest is behind us, I am firmly committed to working alongside my fellow directors to deliver that new day. It is time for us to roll up our sleeves and implement tangible initiatives that can help reduce leverage, incentivize the employee base, enhance operational performance and deliver enduring value for stockholders. The countless hours of planning and strategizing carried out by the Stockholder Group in recent months can now serve as the basis for an actionable and thoughtful dialogue inside the boardroom. Ben, John and I are looking forward to initiating that dialogue and working from the top down to improve Synalloy for the benefit of all stakeholders.”

Final results of the Annual Meeting will be published by the Company once they are certified by the Company’s inspector of elections.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what’s right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com